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                                                                     Exhibit 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]


                                October 26, 2001

BRIAZZ, Inc.
3901 7th Avenue South
Suite 200
Seattle, Washington 98108

            Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to BRIAZZ, Inc., a Washington corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the sale by the Company of up to 994,886 shares of common stock of the Company, without par value per share, initially issuable upon the exercise of stock options granted pursuant to the Company's 1996 Amended Stock Option Plan (the "Plan"), 62,422 shares of common stock issuable pursuant to options granted outside the Plan pursuant to certain option agreements (the "Non-Plan Option Agreements"), and up to 200,000 shares of common stock of the Company, without par value per share, pursuant to the Company's 2001 Employee Stock Purchase Plan (the "ESPP"). Collectively, the shares of common stock issuable pursuant to the Plan, the Non-Plan Option Agreements and the ESPP are referred to as the "Shares."

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all

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BRIAZZ, Inc.

October 26, 2001
Page 2


requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, the Non-Plan Option Agreements and the ESPP, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of Washington.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very Truly Yours,

                                           /s/ Dorsey & Whitney LLP